EXHIBIT 99.1

PRESS RELEASE

SCOTTSDALE, Ariz., May 26, 2010 –Green Planet Group, Inc., (OTCBB:GPNG) announced today that it has taken a number of actions and will be taking other actions with respect to the acquisition of the assets and liabilities of Easy Staffing Services, Inc. and subsidiaries (collectively “Easy”) that its Lumea, Inc. subsidiaries acquired on March 1, 2009 (collectively “Lumea”).  Lumea is in the process of terminating the services of the president of Lumea, a number of management people, and a number of others have resigned, including family members of the president.  The president and principal owner of Easy is being terminated for continued and willful violations of his employment agreement and the Asset Purchase Agreement (the “APA”) and others for their violation of their respective contracts with Lumea, and actions inconsistent with their company obligations and non-compete agreements. Included in this violation was the nondefense by Easy of the claim by ACE American Insurance Company for premiums and claims for $5,000,000 which resulted in a garnishment of any future amounts to be paid Easy by Lumea.

The ex-employees have continued to solicit existing clients of Lumea for First Rate Staffing, Inc. in contravention of their ethical obligation and employment agreements. First Rate Staffing, Inc. is a Nevada corporation that is not currently licensed as a foreign corporation to do business in Arizona.

Lumea is pursuing restraining orders against these employees to prevent their further interference with and damage to the Company and litigation will seek joint and several restitution of the sums paid the sellers, payment for damages due to the conspiratorial actions of the employees, recovery of the damages resulting from the misrepresentations by the seller and JG Staffing concerning the ownership of that entity to induce Lumea to provide insurance coverage, and cancellation of the APA. In addition, Lumea is resisting workmen’s compensation claims incurred by Easy during the period of January and February 2009, before the APA, while Easy did not have the requisite workmen’s compensation coverage.

The continued refusal of Easy’s representatives  to provide the necessary information for Green Planet to file the required audited financial statements for the two years prior to the acquisition of Easy, as required by the SEC, has caused irreparable damage to the Company’s ability to raise capital.  The auditor for these entities has resigned as a result of the non-compliance by Easy’s representatives and refusal to sign the required representation letters with respect to accurate recording of income, expenses, payroll tax payments and filing obligations.  We believe that Easy and its predecessor failed to file the requisite payroll tax returns, report and pay accurate payroll taxes, send the appropriate annual wage reports to employees or file the requisite income tax returns. We believe this activity was participated in by Easy’s president, family members and other employees.

Lumea has notified the sellers that it will not make any further payments under the APA which at March 31, 2010 was approximately $7,204,000, but it cannot avoid approximately $800,000 of state payroll tax liability assessed against Lumea under the states’ theory of successor liability for taxes not paid by Easy.  Any net reduction would reduce the goodwill carried by the Company.  In addition, as a result of the substantially less than represented sales volume, losses incurred and required cash flows the Company is evaluating whether there has been any additional impairment of the good will and customer relationship intangible at March 31, 2010, the Company’s year end.

The combined impact of cancelling both the APA and Employment Agreement on Green Planet's balance sheet will be a reduction of debt and future obligations of approximately $8.4 million. Also the reduction in management staff as a result of these resignations and terminations immediately reduces annualized payroll expense by approximately $1.1 million. In addition, Lumea has made substantial changes to its operations, increased its sales and marketing efforts, acquired two small staffing businesses, revised it workmen’s compensation policies and claims procedures, and believes that it will become profitable within the next 60 days.

Green Planet Group is based in Scottsdale, Arizona and engages in ongoing research and development to create products and services that enhance our environment. The Company’s revenues are currently derived from placement of members of the growing ranks of the unemployed into meaningful “green collar” careers and from the production and distribution of fuel-based energy conservation and clean-air products. For additional information, please visit http://www.greenplanetgroup.com.

SAFE HARBOR: Certain information included herein may contain statements that are forward looking, such as statements relating to plans for future expansion and other business development activities. Such forward-looking information is subject to changes and variations which are not reasonably predictable and which could significantly affect future results.

Contact:

Green Planet Group, Inc.
Patrick Nelson
480.222.6222